Exhibit 3.24

CERTIFICATE OF OWNERSHIP AND MERGER

Merging

NORTEL GOVERNMENT SOLUTIONS HOLDING CORPORATION

With and Into

NORTEL GOVERNMENT SOLUTIONS INCORPORATED

(Pursuant to Section 253 of the Delaware General Corporation Law)

Nortel Government Solutions Holding Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: The Corporation is incorporated pursuant to the General Corporation Law of the Slate of Delaware;

SECOND: The Corporation owns all of the issued and outstanding shares of capital stock of Nortel Government Solutions Incorporated, a corporation organized and existing under the laws of the Slate of Delaware (“NGSI”):

THIRD: The laws of Delaware permit a corporation organized and existing under the laws of Delaware to merge with another corporation organized and existing under the laws of Delaware;

FOURTH: NGSI, under its Certificate of Incorporation, shall be the surviving corporation of the merger;

FIFTH: The Corporation, by the following resolutions of its Board of Directors, duly adopted by unanimous written consent executed as of the 21st day of December, 2006 and filed with the minutes of the Board of Directors, determined to merge itself into NGSI, its wholly owned subsidiary, effective as of the date set forth in such resolutions:

State of Delaware Secretary of State Division of Corporations Delivered 10:59 AM 12/22/2006 FILED 10:59 AM 12/22/2006 SRV 061179266 - 3132265 FILE

WHEREAS, the Board of Directors of the Corporation has deemed it advisable to simplify the organizational structure of Nortel Government Solutions in two steps: (1) consolidating the operations of the Corporation’s wholly owned subsidiaries into a single entity; and (2) eliminating the holding corporation structure by merging the Corporation with and into the one remaining operating entity;

WHEREAS, the first step has been completed and the Board wishes to proceed with completion of the reorganization;

WHEREAS, the Corporation lawfully owns 100% of the issued and outstanding shares of capital stock of Nortel Government Solutions Incorporated, a corporation organized and existing under the laws of the State of Delaware (“NGSI”);

WHEREAS, the Board desires to cause the Corporation to merge with and into NGSI, its wholly-owned subsidiary (the “Merger”), with NGSI remaining as the surviving corporation, and for such purpose on the date hereof the Corporation intends to enter into an Agreement and Plan of Merger with NGSI in the form attached hereto as Exhibit A (the “Merger Agreement”);

WHEREAS, the Merger Agreement and the Merger have been approved by the written unanimous consent of the Corporation’s sole stockholder in accordance with requirements of the General Corporation Law of the State of Delaware; and

WHEREAS, after the Merger, NGSI shall succeed to all of the estate, property, rights, privileges and franchises of the Corporation and shall assume all of the Corporation’s liabilities and obligations.

NOW THEREFORE, BE IT

RESOLVED, that the merger of the Corporation with and into NGSI, its wholly-owned subsidiary, in accordance with the requirements of Section 253 of the General Corporation Law of Delaware, is hereby approved, and upon the effective date and time of such merger as specified herein (“Effective Time”), the separate existence of the Corporation shall cease and NGSI, under its Certificate of Incorporation and Bylaws shall continue as the surviving corporation following the Merger,

FURTHER RESOLVED, that stock of NGSI (the surviving corporation in the merger) shall be issued pro rata to the holders of the stock of the Corporation (the parent corporation) on surrender of certificates therefore, and the Merger shall be otherwise consummated pursuant to the terms of the Merger Agreement;

FURTHER RESOLVED, that upon the effectiveness of the Merger, NGSI shall succeed to all of the estate, property, rights, privileges and franchises of the Corporation and assume all of the Corporation’s liabilities and obligations:

FURTHER RESOLVED, that each of the officers of the Corporation is hereby authorized in the name of and on behalf of the Corporation to execute, certify, deliver, publish and file or record a Certificate of Ownership and Merger, and/or any other documents, notices or instruments, to pay all expenses and to cause to be taken any and all such other actions that in the judgment of any such officer may be necessary or proper to accomplish the Merger of the Corporation with and into NGSI;

FURTHER RESOLVED, that, at any time prior to the time that such Certificate of Ownership and Merger filed with the Secretary of State of Delaware becomes effective in accordance with Section 103 of the General Corporation Law of Delaware, such certificate may be terminated or amended by the Board of Directors of the Corporation;

FURTHER RESOLVED, that the Effective Time shall be at 11:59 p.m. Eastern Time on January 1, 2007; and

FURTHER RESOLVED, that any and all actions and things done or caused to be done by any and all appropriate officers of the Corporation, whether heretofore or hereafter taken or done, which are in conformity with the intents and purposes of the foregoing resolutions, are and each of them hereby is approved, ratified and confirmed in all respects.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed and this Certificate of Ownership and Merger to be signed by an authorized officer, this 22nd day of December 2006.

NORTEL GOVERNMENT SOLUTIONS HOLDING CORPORATION

By	/s/ Stephen Szeremeta
Stephen Szeremeta Secretary